Exhibit (d)(2)

October 15, 2012

In connection with our mutual consideration of a possible business transaction (the “Potential Transaction”) between JLL Partners, Inc., (the “Receiving Party”) and BioClinica, Inc., a Delaware corporation (the “Company” or the “Furnishing Party”), the Receiving Party has requested certain financial and other information concerning the business and affairs of the Company. The Company, from time to time, may furnish to the Receiving Party certain Review Material (as defined below) as the Furnishing Party, in its sole and absolute discretion, may determine to furnish from time to time. As a condition to furnishing and receiving such Review Material, we each agree to comply with the terms and conditions set forth below in this agreement (this “Agreement”):

1. Review Material.

The term “Review Material” includes (a) all information that the Furnishing Party or any of its Representatives (as defined below), on behalf of the Furnishing Party, will furnish to the Receiving Party or its Representatives (in written, oral, visual, electronic or other form) on or after the date of this Agreement, including the terms of the Potential Transaction, and (b) all notes, analyses, compilations, studies, interpretations or other documents or materials prepared by the Receiving Party or its Representatives which contain, reflect or are based, in whole or in part, upon such information furnished to the Receiving Party or its Representatives by the Furnishing Party. For purposes hereof, “Representatives” shall mean a party’s affiliates (as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and its and their directors, officers, members, partners, employees, agents, representatives, consultants, accountants, lenders, attorneys and advisors, together with any current or potential financing sources involved in connection with the Potential Transaction.

2. Use and Disclosure of Review Material.

(a) Review Material shall at all times be kept strictly confidential and shall not be used or disclosed by the Receiving Party other than as permitted hereunder.

(b) The Receiving Party shall use the Review Material only for the purpose of evaluating, negotiating and implementing the Potential Transaction and shall not use the Review Material in any way in violation of this Agreement. The Receiving Party may only disclose Review Material to persons within its and its Representatives’ organizations who (i) are assisting in Receiving Party’s evaluation, negotiation or implementation of the Potential Transaction, and (ii) are informed in writing by the Receiving Party of the confidential nature of such information and the undertakings contained herein, unless such Representative’s employer has already executed a letter on behalf of its employees to treat such information confidentially or such Representative owes a legal duty to the Receiving Party to treat such information confidentially. Notwithstanding the foregoing, the Receiving Party shall be responsible for any breach of this Agreement by its Representatives.

(c) The Receiving Party agrees that, without the prior written consent of the Company, the Receiving Party will not (and will direct its Representatives not to) disclose to any other person aside from its Representatives the fact that the Receiving Party is considering a Potential Transaction with the Company, that this Agreement exists, that the Review Material has been made available to the Receiving Party, that discussions or negotiations are taking place concerning a Potential Transaction involving the Company or any of the terms, conditions or other facts with respect thereto (including the status thereof), except in accordance with the procedures set forth in paragraph (d) below. Likewise, the Furnishing Party agrees that, without the prior written consent of the Company, the Furnishing Party will not (and will direct its Representatives not to) disclose to any other person aside from its Representatives the fact that the Receiving Party is considering a Potential Transaction with the Company, that this Agreement exists, that the Review Material has been made available to the Receiving Party, that discussions or negotiations are taking place concerning a Potential Transaction involving the Company or any of the terms, conditions or other facts with respect thereto (including the status thereof), except in accordance with the procedures set forth in paragraph (d) below. Without limiting the generality of the foregoing and notwithstanding anything to the contrary contained herein, the Receiving Party further agrees that it will not, directly or indirectly, share the Review Material with or enter into any agreement, arrangement or understanding, or any discussions which might lead to such agreement, arrangement or understanding, with any other person (other than its Representatives as permitted by this Agreement), including other potential bidders and equity financing sources, regarding the Potential Transaction involving the Company without the prior written consent of the Company and only upon such person executing a confidentiality agreement in favor of the Company.

Furthermore, the Receiving Party shall not enter into any agreement, arrangement or understanding, or any discussions which might lead to such agreement, arrangement or understanding, with any debt financing source which may reasonably be expected to limit, restrict, restrain or otherwise impair in any manner, directly or indirectly, the ability of such debt financing source to provide financing or other assistance to any other party considering a potential transaction with the Company, it being agreed that such debt financing source may establish a “tree” system whereby separate groups or “trees” will be formed and dedicated to you, and each other potential party, respectively, involved in the Potential Transaction, in which case no violation hereunder will be deemed to have occurred. For the avoidance of any doubt, no violation of this Agreement shall be deemed to have occurred to the extent such debt financing source, at its sole determination, cannot or will not establish a “tree” and, as a result, cannot or will not provide financing or other assistance to any other party as a result of you entering into any agreement, arrangement or other understanding, whether written or oral.

(d) Notwithstanding anything contained in this Agreement to the contrary, if the Receiving Party or its Representatives have been requested or are required (by oral questions, interrogatories, requests for information, or documents, subpoena, civil investigative demand, or similar process or by applicable law, regulation or stock exchange rule) to disclose any Review Material, the Receiving Party will notify the Furnishing Party within a commercially reasonable time frame in writing of such request(s) so that the Furnishing Party may seek, at its sole cost and expense, an appropriate protective order or other appropriate remedy or waive the Receiving Party’s compliance with the provisions of this Agreement. The Receiving Party agrees that it will put forth commercially reasonable efforts to cooperate with the Furnishing Party in assisting in seeking any protective order or other appropriate remedy at Furnishing Party’s sole cost and expense. If, in the absence of a protective order or other appropriate remedy or the receipt of a waiver by the Furnishing Party, the Receiving Party or any of its Representatives are nonetheless, upon advice of counsel, legally compelled to disclose Review Material or else stand liable for contempt or suffer other censure or penalty, the Receiving Party or its Representatives may, without liability hereunder, disclose only that portion of the Review Material which such counsel advises is legally required to be disclosed, provided that the Receiving Party, or its Representatives, as the case may be, exercises commercially reasonable efforts to preserve the confidentiality of the Review Material, including, without limitation, by putting forth commercially reasonable efforts in cooperating with the Furnishing Party to assist in obtaining an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Review Material.

3. Limitation on Obligations. The obligations of the Receiving Party specified in Section 2 shall not apply, and the Receiving Party shall have no further obligations, with respect to any Review Material to the extent that (a) such Review Material was, is or becomes generally available to the public other than as a result of a disclosure by the Receiving Party or its Representatives in violation of this Agreement, (b) such Review Material was in the possession of Receiving Party or its Representatives prior to its disclosure to the Receiving Party or its Representatives by the Furnishing Party or its Representatives pursuant hereto, provided that the source of such information was not known by the Receiving Party to be bound by a contractual, legal or fiduciary obligation of confidentiality to the Furnishing Party with respect to such information, (c) such Review Material was, is or becomes available to the Receiving Party or its Representatives on a non-confidential basis from a source other than the Furnishing Party or its Representatives acting on its behalf, provided that such source is not known by Receiving Party or its Representatives to be bound by a confidentiality agreement with the Furnishing Party, or (d) such Review Material has been or is subsequently independently conceived or developed by the Receiving Party or its Representatives without use of or reference to the Review Material.

4. Term; Return of Review Material. Except as otherwise set forth in Section 7 or elsewhere in this Agreement, this Agreement shall have a term of eighteen months. At any time upon the request of the Furnishing Party for any reason or for no reason, the Receiving Party will, within a commercially reasonable time frame and at its sole option, either deliver to the Furnishing Party all Review Material provided by the Furnishing Party or its Representatives acting on its behalf to the Receiving Party (including all copies and summaries or synopses thereof, including, without limitation, all computer and electronic files) or cause all such Review Material to be destroyed, provided, that the Receiving Party and its Representatives may retain Review Material for its files to the extent required by its respective record retention policies or to comply with legal and/or regulatory requirements. Such return or destruction, as applicable, of all Review Material by the Receiving Party and its Representatives shall be certified by an officer of the Receiving Party in a writing delivered to the Furnishing Party. Notwithstanding the return or destruction of Review Material, the Receiving Party and the Company and their respective Representatives will continue to be bound by their obligations of confidentiality and other obligations hereunder for the term of this Agreement.

5. No Commitment; No Representation or Warranty.

(a) No contract or agreement with respect to a Potential Transaction shall be deemed to exist unless and until a definitive and binding contract relating thereto has been executed and delivered (a “Definitive Agreement”), and each of the Receiving Party and the Company hereby waives, in advance, any claims (including, without limitation, breach of contract) in connection with or involving the other based on the purported existence of any such contract or agreement unless and until, and only to the extent that, the Receiving Party and the Company shall have entered into a Definitive Agreement with respect to which a breach is alleged. The term “Definitive Agreement” does not include an executed letter of intent or any other preliminary written agreement, nor does it include any written or verbal agreement in principle or acceptance of an offer or bid, except to the extent otherwise provided therein. Neither the Receiving Party nor the Company shall have any legal obligation of any kind whatsoever with respect to a possible business transaction by virtue of this Agreement or any other written or oral expression with respect to a possible business transaction except, in the case of this Agreement, for the matters specifically agreed to herein. The Receiving Party further acknowledges and agrees that the Company reserves the right, in it sole discretion, to reject any and all proposals made by the Receiving Party or any of its Representatives with regard to a Potential Transaction between the Company and the Receiving Party, and to terminate discussions and negotiations with the Receiving Party at any time. The Receiving Party also acknowledges that the Company and its Representatives shall be free to conduct any process for any transaction involving the Company as it shall determine in its sole discretion, including, without limitation, negotiating with any other interested parties and entering into a Definitive Agreement without prior notice to the Receiving Party or its Representatives. Likewise, Receiving Party reserves the right to terminate discussions or negotiations with the Company at any time.

(b) Each of the Receiving Party and the Company understands and acknowledges that neither the Furnishing Party nor its Representatives is making any representation or warranty as to the accuracy or completeness of any Review Material. Neither the Furnishing Party nor its Representatives shall have any liability to the Receiving Party or any of its Representatives relating to or arising from the use of the Review Material. Only those representations or warranties which are made in a Definitive Agreement, when, as and if executed, and subject to such limitations and restrictions as may be specified therein, will have any legal effect. Furthermore, nothing contained in this Agreement nor the furnishing of Review Material shall be construed as granting or conferring any rights by license or otherwise in any intellectual property of the Furnishing Party, except for a limited right of use as specifically set forth herein. All right, title and interest in the Review Material shall remain with the Furnishing Party.

6. Current Equity Ownership; Derivative Transactions. The Receiving Party hereby represents to the Company that, as of the date hereof, it and its affiliates and associates (as such terms are defined in Rule 12b-2 under the Exchange Act), together with any other person with whom it is acting in concert in connection with this matter or have formed a “group” within the meaning of Section 13(d)(3) of the Exchange Act (a “Group Member”) beneficially own in the aggregate less than 5% of the outstanding shares of Common Stock of the Company. The Receiving Party hereby represents to the Company that, as of the date hereof, no agreement, arrangement, or understanding (including without limitation, any derivative or short positions, profit interests, options, warrants, stock appreciation or similar rights, hedging transactions and borrowed or loaned shares) has been entered into by or on behalf of, and no agreement, arrangement or understanding has been made, the effect or intent of which is to mitigate loss, to manage risk or to benefit from changes in the share price of any of the Company’s securities, or increase or decrease the voting power with respect to any of the Company’ securities, by the Receiving Party or its affiliates or associates (as such terms are defined in Rule 12b-2 under the Exchange Act) or any other Group Members of the Receiving Party and to which the Company is not a party. The Receiving Party hereby represents that each and every Group Member will be executing a copy of this Agreement, which will be promptly forwarded to the Company.

7. Restrictions on Unsolicited Acquisition Activities. The Receiving Party acknowledges that the Review Information is being furnished to the Receiving Party in consideration of its agreement that the Receiving Party will not, and will direct its affiliates, directors, officers, employees and agents not to, directly or indirectly, for a period of one year from the date of this Agreement unless in any such case specifically invited in writing to do so by the Board of Directors of the Company:

(a) make any public announcement with respect to any proposal for, a transaction between the Company or any of its security holders and the Receiving Party (and/or any of the Receiving Party’s affiliates), whether or not any third parties are also involved, directly or indirectly, in such proposal or transaction, unless such proposal is directed and disclosed solely to the management of the Company and its designated representatives, and in the case of any such proposal from or involving parties in addition to, or other than, the Receiving Party, the Company has given its advance written consent to the involvement of such additional or other parties;

(b) other than pursuant to a prior written agreement with the Company, purchase, acquire or own, or offer to agree to purchase, acquire or own, directly or indirectly, any voting securities or direct or indirect rights (pursuant to an exchange, conversion, pledge or otherwise) or options to acquire any voting securities of the Company, except that affiliates of the Receiving Party may, in the aggregate, own beneficially or of record, directly or indirectly, up to 2.5% of the outstanding voting securities of the Company;

(c) enter into any agreement, arrangement, or understanding (including, without limitation, any derivative or short positions, profit interests, options, warrants, stock appreciation or similar rights, hedging transactions and borrowed or loaned shares), the effect or intent of which is to mitigate loss, to manage risk or to benefit from changes in the share price of any of the Company’s securities, or increase or decrease the voting power with respect to any of the Company’s securities;

(d) other than pursuant to a prior written agreement with the Company, make or in way participate in, directly or indirectly, any “solicitation” or “proxies” (as such terms are defined or used in Regulation 14 under the Exchange Act) or become a “participant” in an “election contest” (as such terms are defined or used in Rule 14a-11 under the Exchange Act) with respect to the Company or seek to advise or influence any person with respect to the voting of any voting securities of the Company;

(e) execute any written consent in lieu of a meeting of holders of any class of securities of the Company unless such written consent is solicited by the Board of Directors of the Company;

(f) initiate, propose or otherwise solicit shareholders for the approval of one or more stockholder proposals with respect to the Company as described in Rule 14a-8 under the Exchange Act or induce or attempt to induce any other person to do so;

(g) other than pursuant to a prior written agreement with the Company, acquire or affect the control of the Company or directly or indirectly participate in or encourage the formation of any “group” (within the meaning of Section 13(d)(3) of the Exchange Act which owns or seeks to acquire ownership of voting securities of the Company, or to acquire or affect control of the Company;

(h) call or seek to have called any meeting of the stockholders of the Company;

(i) seek election to or seek to place a representative on the Board of Directors of the Company or seek the removal of any member of the Board of Directors of the Company or a change in the composition or size of the Board of Directors of the Company;

(j) other than pursuant to a prior written agreement with the Company, otherwise act, directly or indirectly, alone or in concert with others, to seek to control or to influence in any manner the management, board of directors, policies or affairs of the Company, or propose to seek to effect nor negotiate with or provide financial assistance (by loan, capital contribution or otherwise) or information to any party with respect to any form of business combination transaction (including, without limitation, a merger, consolidation or acquisition or disposition of significant assets of the Company or any other entity) with the Company or any affiliate thereof or any restructure, recapitalization or similar transaction with respect to the Company or any affiliate thereof;

(k) instigate, encourage, assist or render advice to or make any recommendation or proposal to any person or other entity to engage in any of the actions covered by clauses (a) through (j) of this Section 7, or render advice with respect to voting securities of the Company;

(1) take any action, other than pursuant to a prior written agreement with the Company, that might force the Furnishing Party to make a public announcement regarding any of the types of matters set forth in this Section 7;

(m) except to the extent required by law, make any public statement (or make available to any member of the news media any information) with respect to any of the matters covered by this Section 7, or with respect to the terms and conditions of, or any of the facts related to, this Agreement; or

(n) require, other than pursuant to a prior written agreement with the Company, any waiver, modification, termination or amendment of this Section 7 of the relinquishment by the Company of any rights with respect thereto.

Nothing contained in this Section 7 shall restrict the Receiving Party from making a cash tender offer for all of the outstanding capital stock of the Company after such time as both (i) a third party has commenced, within the meaning of Rule 14d-2 of the Exchange Act, a cash tender offer for the Company at a lower price per share than the price per share offered by the Receiving Party in its tender offer and (ii) the Company has recommended to its stockholders that they accept such third party’s tender offer.

8. Rule 10b-5 Limitations. The Receiving Party and the Company each hereby acknowledges to the other that it is aware (and, if applicable, that its Representatives who are apprised of this matter have been advised) that the United States securities laws prohibit any person who has material non-public information about a company from purchasing or selling securities of such company, or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

9. Non-Solicitation of Employees. In consideration of and as a condition to the Company furnishing Review Material under this Agreement, the Receiving Party agrees that for a period of eighteen months from the date of this Agreement, neither the Receiving Party nor any of its affiliates who have received Review Material will, directly or indirectly, solicit to employ any of the current senior-level officers or employees of the Company or its subsidiaries (so long as they are employed by the Company or its subsidiaries) without obtaining the prior written consent of the Company (it being understood that any newspaper or other general solicitation not directed specifically to such person shall not be deemed to be a solicitation for purposes of this provision).

10. Conduct of Process. The Receiving Party understands and agrees that (a) all inquiries, requests for information and other communications with the Company regarding the Potential Transaction shall be made only through Excel Partners, (b) the Receiving Party will not (and will direct its Representatives not to) initiate contact with parties known by it to be current employees, customers or suppliers of the Company with respect to the Potential Transaction, (c) the Receiving Party will not (and will direct its Representatives not to) discuss any matters relating to the Potential Transaction or an employee’s position with, or interest in, the Company after the transaction with any current employee of the Company without the prior consent of the Company, (d) the Company and its Representatives shall be free to conduct the process relating to the Potential Transaction in such manner as it in its sole discretion shall determine (including, without limitation, negotiating with any of the prospective parties and entering into an agreement to effect a Potential Transaction without prior notice to the Receiving Party or any other person), (e) any procedures relating to such sale may be changed at any time without notice to the Receiving Party or any other person and (f) the Receiving Party shall not have any rights or claims whatsoever against the Company or any of Representatives arising out of or relating to the Potential Transaction (other than any rights or claims arising out of any Definitive Agreement in accordance with its terms). For the avoidance of doubt, nothing herein shall prevent the Receiving Party or its Representatives from performing usual and customary due diligence so long as they do not disclose the existence of a Potential Transaction.

11. Remedies. The Receiving Party and the Company agree that money damages may not be a sufficient remedy for any breach of this Agreement by it or its Representatives and that the other party shall be entitled to seek equitable relief, including an injunction and specific performance, as a remedy for any such breach. The Receiving Party and the Company agree to waive any requirement for the posting of a bond in connection with any such equitable relief. Such remedy shall not be deemed to be the exclusive remedy for the breach of this Agreement by the Receiving Party or the Company or their respective Representatives, but shall be in addition to all other remedies available at law or in equity to the other. In the event that either party successfully enforces its obligations hereunder, the other party shall reimburse the enforcing party for all reasonable costs and expenses, including reasonable attorneys’ fees, incurred by the enforcing party in this regard. To the extent that any Review Material may include materials subject to the attorney-client privilege, work-product doctrine or any other applicable privilege concerning pending or threatened legal proceedings or governmental investigations, the parties understand and agree that they have a commonality of interest with respect to such matters and it is their mutual desire, intention and understanding that the sharing of such material is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or its continued protection under the attorney-client privilege, work-product doctrine or other applicable privilege. All Review Material that is entitled to protection under the attorney-client privilege, work-product doctrine and other applicable privilege shall remain entitled to such protection under these privileges, this Agreement, and under the joint-defense doctrine.

12. As part of this agreement, Receiving Party wishes to advise the Company that it makes investments in other companies in the ordinary course of business and, as a result of such investments, such companies may be deemed to be affiliated or associated with it. In addition, certain persons and entities that may be deemed to be affiliated or associated with Receiving Party represent large organizations over which it has little or no control. To the extent that it does not disclose Review Material to any such company, person or entity, the terms of this agreement shall not apply to such companies, persons or entities, and no such company, person or entity shall be deemed to have been provided with the Review Material solely as a result of any of Receiving Party’s Representatives (whether such person has been provided with or has knowledge of the Review Material) serving on the board of such company, person, or entity.

13. Miscellaneous. This Agreement constitutes the final agreement between the parties hereto. It is the complete and exclusive expression of the parties’ agreement on the subject matter of this Agreement. This Agreement supersedes all other oral or written agreements or policies relating to this Agreement. No amendment of this Agreement will be effective unless it is in writing and signed by the parties. No waiver of satisfaction of a condition or nonperformance of an obligation under this Agreement will be effective unless it is in writing and signed by the party granting the waiver, and no such waiver will constitute a waiver of satisfaction of any other condition or nonperformance of any other obligation. It is further understood and agreed by the Receiving Party and the Company that no failure or delay by the other party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right power or privilege hereunder. No party may assign any part of its rights or delegate any performance under this Agreement except with the other party’s prior written consent, provided that consent shall not be required for transfer or assignment pursuant to merger, consolidation or sale of substantially all of the assets of a party). Any purported assignment of rights or delegation of performance in violation of this Section 13 is void. Subject to the foregoing, this Agreement will be binding upon and inure to the benefit of the parties and their respective heirs, successors and assigns. The laws of the State of Delaware, without giving effect to principles of conflict of laws, govern all matters arising out of or relating to this Agreement. Each party hereto consents to exclusive personal jurisdiction in the State of Delaware and voluntarily submits to the jurisdiction of the courts of the State of Delaware in any action or proceeding with respect to this Agreement, including the federal district courts located in such State. Each party agrees that it may be served with process at its address set forth on the first page hereof. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by applicable law.

If you are in agreement with the foregoing, please sign and return one copy of this Agreement which will constitute our legally binding agreement with respect to the subject matter of this letter.

Very truly yours,

BioClinica, Inc.

By:	/s/ Ted I. Kaminer
Name:	Ted I. Kaminer
Title:	CFO

ACKNOWLEDGED, AGREED AND CONFIRMED:

JLL Partners, Inc.

By:	/s/ Andrew Goldfarb
Name:	Andrew Goldfarb
Title:	Vice President

Date:	October 15, 2012